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                                                                       EXHIBIT 1

                                POWER OF ATTORNEY


BY THIS POWER OF ATTORNEY given on the 8th day of December 1998, GLOBAL CREDIT CORPORATION (OVERSEAS) LIMITED, a company incorporated in Ireland (Number 266363), under the Companies Acts 1963 to 1990 with registered office at 3 Christchurch Square, Dublin 8, Ireland (hereinafter called "the Company") HEREBY
APPOINTS:

CHARLES EWERT to be our attorney and in our name and on our behalf to do execute all or any of the acts and things hereinafter mentioned that is to say:

1. To transact, manage, carry on and do all and every business matter and thing requisite and necessary or in any manner connected with or having reference to the business affairs of the Company throughout the world and for such purposes to enter into correspondence requisite to such business and affairs as necessary.

2. To do, make, sign and execute for an on behalf of and in the name of the Company such acts, things, declarations, documents and deeds as the Company itself could make, sign and execute and to bind the Company thereby.

3. To open, operate and manage bank accounts in the name of the Company at any Bank throughout the world in connection with the Company's business affairs.

4. To make application or appear before any Governmental or Legal authorities anywhere throughout the world in connection with the Company's business affairs.

5. To administer any business carried on by the Company throughout the world including the collection of all monies due whatsoever and wheresoever.

6. For the better and more effectual execution of the powers and authorities aforesaid or any of them, to retain and employ advocates or lawyers to advise, act or represent the Company.

7. To execute documents under the Seal of the Company, an impression of which is affixed in the margin hereof.

AND IT IS HEREBY DECLARED THAT the Company hereby authorises and empowers the Attorneys to acknowledge in the name and as the act and deed of the Company to register and record this Power of Attorney in any proper office and/or registry anywhere throughout the world and to procure to be done any and every other act or thing whatsoever which may be in any way requisite or proper for authenticating and giving full effect to the Power of Attorney according to the laws and usages of any country as fully and effectually as could the Company.

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THIS POWER OF ATTORNEY shall continue for a period of one year from the date hereof and shall be revocable in writing by the directors.

IN WITNESS WHEREOF the Company has caused its Common Seal to be hereunto affixed by its duly Authorised Officers the day and year first before written.



The Common Seal of                  )
GLOBAL CREDIT CORPORATION           )
(OVERSEAS) LIMITED                  )
was hereunto affixed                )
in the presence of:                 )




/s/ Brian Buckley                                             /s/ John Hanafin
-----------------                                             ----------------
BRIAN BUCKLEY                                                 JOHN HANAFIN
Director                                                      Director